November 15, 2012

Document Security Systems, Inc.

36 West Main Street

Rochester, New York 14614

Attn: Philip Jones, CFO

Re:	Termination of Employment Agreement

Dear Phil:

This letter confirms our mutual agreement to terminate my Employment Agreement with Document Security Systems, Inc. (the “Company”), dated June 12, 2004, pursuant to Section 8(f) thereof, effective as of December 1, 2012; provided, however, that termination of my Employment Agreement is expressly conditioned upon the Company’s signing and returning an original copy of the attached Amended Consulting Agreement to me by close of business on November 30, 2012.

Please also accept this letter as my resignation from the Board of Directors of the Company, effective December 1, 2012, subject to the condition precedent set forth above.

Sincerely,

/s/ Patrick White
Patrick White

So Agreed: Document Security Systems, Inc.

By	/s/ Philip Jones
Philip Jones, CFO